MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 30th day of September, 2016, by and between Sycamore Street, L.L.C., a Kansas limited liability company (“Seller”), and NHI PropCo, LLC, a Delaware limited liability company (“Buyer”).
WHEREAS, as of the date hereof, Seller owns fifteen percent (15%) of the membership or other equity interests (the “Membership Interests”) of NHI-Bickford RE, LLC, a Delaware limited liability company (the “Company”), and Buyer owns eighty-five percent (85%) of the membership or other equity interests of the Company;
WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Operating Agreement of the Company dated as of October 1, 2012, as amended by that certain Amendment to the Amended and Restated Operating Agreement of the Company dated as of June 28, 2013 (collectively, the “Amended and Restated Operating Agreement”);
WHEREAS, the Company owns directly or indirectly the 32 properties (1606 total units) listed on Schedule 1 attached hereto as well as five properties under construction listed on Schedule 2 attached hereto (collectively the “Properties”);
WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer and Buyer desires to purchase the Membership Interests from Seller, upon and subject to the terms and conditions set forth in this Agreement; and
WHEREAS, upon the consummation of the purchase and sale of the Membership Interest as contemplated herein, Buyer shall be the sole member and the owner of one hundred percent (100%) of the membership or other equity interests of the Company.
NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
1.Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing (defined below), Seller shall sell, transfer, convey, assign and deliver to Buyer which shall purchase, acquire and accept the Membership Interests from Seller, in exchange for a purchase price payment of Twenty-Five Million One Hundred Thousand and No/100 Dollars ($25,100,000.00) from Buyer to Seller, subject to the adjustments described in Section 8. The Membership Interests shall be sold, transferred, conveyed and assigned to Buyer free and clear of any and all mortgages, pledges, liens, security interests, defects, charges, claims, rights of third parties or encumbrances of any kind whatsoever (each a “Lien”).
2.    Closing.
2.1    Closing Date. The consummation of the transactions contemplated by this Agreement (“Closing”) shall occur on the latest of (i) September 30, 2016, (ii) five (5) or fewer

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business days following satisfaction or waiver of all of the conditions to Closing set forth in Article 4, or (iii) another date mutually agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date”. All other deliveries to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such other deliveries have been completed.
2.2    Closing Documents.
(a)    Seller. At Closing, Seller shall deliver or cause to be delivered each of the following (duly executed and acknowledged where appropriate) to Buyer:
(1)    copies of resolutions authorizing this transaction and an incumbency certificate evidencing the authority of Seller’s signatories;
(2)    four original counterparts of an Assignment Agreement for the Membership Interest of the Company in the form attached hereto as Exhibit A (the “Assignment Agreement”);
(3)    certificate of good standing of the Seller from the Secretary of State of Kansas;
(4)    copies of U.C.C. search results confirming that there are no Liens on the Membership Interest;
(5)    withdrawal of Seller as a member of the Company and signatures to any amendments or restatements needed to the Amended and Restated Operating Agreement to evidence such withdrawal;
(6)    withdrawals and resignations of all officers and members of the Executive Committee of the Company designated by Seller; and
(7)    all other documents reasonably and customarily required or reasonably requested by Buyer to complete this transaction.
(b)    Buyer. At Closing, Buyer shall deliver or cause to be delivered each of the following (duly executed and acknowledged where appropriate) to Seller:
(1)    the purchase price payment as set forth in Section 1 of this Agreement;
(2)    copies of resolutions authorizing this transaction and an incumbency certificate evidencing the authority of Buyer’s signatories;
(3)    four original counterparts of the Assignment Agreement.
(4)    certificate of good standing of the Buyer from the Secretary of State of Delaware; and

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(5)    all other documents reasonably and customarily required or reasonably requested by Seller to complete this transaction.
(c)    Joint. On the Closing Date, Seller and Buyer shall deliver to each other:
(1)    executed signature pages to the restatement of the Second Amended and Restated Master Lease dated March 1, 2015 between Company, Bickford at Mission Springs, LLC, Bickford at Mission Springs II, LLC, Bickford of Overland Park, LLC and Wabash Bickford Cottage, LLC and Bickford Master II, LLC attached hereto as Exhibit B (the “Restated Master Lease”);
(2)    executed signature pages to the Right of First Option Agreement between Buyer and Seller attached hereto as Exhibit C (the “Option Agreement”); and
(3)    executed signature pages to the closing statement attached hereto as Exhibit D (“Closing Statement”).
3.    Representations and Warranties.
3.1    Seller represents and warrants to Buyer, as of the date of this Agreement and at the Closing, as follows:
(a)    Organization; Authorization. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Kansas. Seller has full power and lawful authority under its organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. All actions necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement to be executed on behalf of Seller) have been taken. The execution, delivery and performance of this Agreement by Seller will not (i) contravene, result in any violation of, or constitute a default under any of its organizational documents or any other contract or agreement to which it is a party; (ii) require any notice or consent under any such documents, contracts or agreements; or (iii) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which Seller or the Membership Interests are bound.
(b)    Title to Membership Interests. Seller owns the Membership Interests free and clear of any and all Liens. There are no outstanding options, warrants, or other rights of any other party to purchase, acquire, own or otherwise encumber the Membership Interests.
(c)    No Other Agreements. Seller has not entered into any agreement to sell, transfer, convey, assign or otherwise dispose of all or any portion of or interest in the Membership Interests. Seller has not granted any option, right of first offer, or right of first refusal with respect to any portion of or interest in the Membership Interests.

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(d)    Litigation. Except as set forth on Schedule 3.1(d), (i) there is no claim, litigation, investigation or proceeding pending or, to Seller’s Knowledge, threatened at law or in equity against Seller or before any court, legislative or administrative tribunal or governmental agency that would adversely affect Seller’s ability to perform the obligations under this Agreement; and (ii) Seller has not been served with any litigation (including eminent domain proceedings) which, as of the date of this Agreement, is still pending with respect to the sale of the Membership Interests nor to the Knowledge of Seller has any such litigation been threatened or filed.
(e)    Validity. This Agreement and all exhibits provided to be executed or to be caused to be executed by Seller are (or will be) duly executed by, binding upon and enforceable against Seller in accordance with their terms.
(f)    Completeness of Disclosure. No representation or warranty made by Seller or any officer of Seller in this Agreement or any certificate delivered to Buyer pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any material fact that is necessary to make the statements made, in the context in which made, not false or misleading in substantial respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Buyer in connection with the transactions contemplated hereby, are accurate and complete, and are not intentionally missing any amendments, modifications, correspondence or other related papers that would be pertinent to Buyer’s material understanding thereof.
(g)    No Bankruptcy. There is not pending any case, proceeding, or other action (i) seeking reorganization, adjustment, liquidation, or dissolution of Seller, or the debts of Seller, under any law relating to bankruptcy, insolvency, reorganization, or the relief of debtors, or (ii) seeking the appointment of a receiver, trustee, custodian, or other similar official for Seller.
(h)    Advisors. Seller has consulted with its own independent legal, tax, and other professional advisors in connection with this Agreement and the transactions contemplated herein.
(i)    Adequacy of Consideration. Seller is not relying upon, and has never relied upon, any statements, representations, warranties, or promises of Buyer (or any legal, tax, or other professional advisor of Buyer) with respect to the adequacy of the consideration paid by Buyer for the Membership Interests.
3.2    Buyer Representations and Warranties. Buyer represents and warrants to Seller as of the date of this Agreement and at the Closing, as follows:
(a)    Organization; Authorization. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and lawful authority under Buyer’s organizational documents to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement. All actions necessary to confer such power and authority upon the persons executing this Agreement on behalf of Buyer (and all documents which are contemplated by this Agreement to be executed on behalf of Buyer) have been taken. Buyer’s execution, delivery and performance of this Agreement will not result in any violation of, or default under, or require

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any notice or consent under, any of its organizational documents or any other contract or agreement to which Buyer is a party.
(b)    Litigation. Except as set forth on Schedule 3.2(b), Buyer has not been served with any litigation (including eminent domain proceedings) which, as of the date of this Agreement, is still pending with respect to the sale of the Membership Interests nor to the Knowledge of Buyer has any such litigation been threatened or filed.
(c)    Validity. This Agreement and all Exhibits provided to be executed or to be caused to be executed by Buyer are (or will be) duly executed by, binding upon and enforceable against Buyer in accordance with their terms.
(d)    Investment Intent. Buyer is acquiring the Membership Interests for investment solely for the account of Buyer and not with a view to or for resale in connection with the distribution or other disposition thereof in violation of any applicable law. Buyer acknowledges that, in reliance on the foregoing representation, the Membership Interests are sold to Buyer hereunder have not been registered under the Securities Act of 1933, as amended, or the blue sky laws of any state or any other applicable law, nor will the Membership Interests be sold pursuant to an effective registration statement. Buyer will not sell or otherwise dispose of the Membership Interests except in compliance with the registration requirements or exemption provisions under applicable laws.
(e)    No Bankruptcy. There is not pending any case, proceeding, or other action (i) seeking reorganization, adjustment, liquidation, or dissolution of Buyer, or the debts of Buyer, under any law relating to bankruptcy, insolvency, reorganization, or the relief of debtors, or (ii) seeking the appointment of a receiver, trustee, custodian, or other similar official for Buyer.
(f)    Advisors. Buyer has consulted with its own independent legal, tax, and other professional advisors in connection with this Agreement and the transactions contemplated herein.
3.3    Definition of Knowledge. As used in this Agreement (i) “Seller’s Knowledge” or “Known by Seller” and similar references means only that information that is known, or with due diligence and appropriate inquiry or investigation for an owner of senior living properties, would be known, by any one or more of Michael Eby, Joe Eby and Andy Eby; and (ii) “Buyer’s Knowledge” or “Known by Buyer” and similar references means only that information that is possessed by Eric Mendelsohn, Kevin Pascoe and Kristi Gaines; in each case, without investigation, inquiry or review of files, and shall not include any knowledge of any other party which might otherwise be imputed to such party.
3.4    No Other Representations; As-Is Sale. Except as specifically set forth in this Agreement, Buyer is accepting the Membership Interests “as-is, where-is, with all faults.” Buyer acknowledges and agrees that, except for any matters that are the subject of the representations, covenants or obligations of Seller contained in this Agreement or the agreements entered into by Seller in connection with this Agreement, Buyer is not relying on (and Seller and each of its affiliates do hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or its affiliates.

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3.5    Survival. With the exception of the representations and warranties in Sections 3.1(a), 3.1(b), 3.1(c) and 3.1(e), which shall survive indefinitely, the representations and warranties set forth in Sections 3.1 and 3.2 shall survive the Closing, but only for a period of twelve (12) months thereafter, and not otherwise. Except as may otherwise be specifically set forth in this Agreement, the obligations of the parties under this Agreement shall not survive the Closing or any termination of this Agreement. If any Claim (defined below) arises because any of the foregoing representations and warranties of a party are breached or proven to be false or misleading in any respect, such party in breach shall indemnify, defend, protect, reimburse, and save and hold harmless the other party with respect to any such Claim. The provisions of this Section 3.5 shall be deemed remade at Closing and shall survive the Closing as set forth above. As used herein, the term “Claim” shall mean any and all liabilities, judgments, settlement amounts, claims, causes of action, suits penalties, damages, demands, orders, costs and expenses of any kind or nature, including, without limitation, reasonable legal, accounting, consulting, engineering, and other costs and expenses which may be incurred by or asserted against the indemnified party.
3.6    Indemnification.
(a)    Seller shall indemnify, defend, reimburse and hold harmless Buyer from and against any and all Claims and other amounts arising from or relating to any breach by Seller of the representations, warranties, covenants or agreements contained in this Agreement. The provisions of this Section 3.6(a) shall survive the Closing.
(b)    Buyer shall indemnify, defend, reimburse and hold harmless Seller from and against any and all Claims and other amounts arising from or relating to any breach by Buyer of the representations, warranties, covenants or agreements contained in this Agreement. The provisions of this Section 3.6(b) shall survive the Closing.
4.    Conditions Precedent.
4.1    Buyer’s Conditions Precedent. The obligations of Buyer under this Agreement are contingent upon all of the following conditions, the failure of any of which shall, upon written notice by Buyer to Seller, render this Agreement null and void:
(a)    No Default. Seller shall not be in default under any of its obligations hereunder.
(b)    Representations and Warranties / Covenants. Each of the representations and warranties of Seller shall be true and correct as of Closing. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by Seller at or prior to the Closing Date.
(c)    Closing Deliveries. Seller shall have made (or caused to be made) all of its Closing deliveries pursuant to Sections 2.2(a) and 2.2(c) hereof.
(d)    No Condemnation/Casualty. No Property shall have suffered any damage from fire, storm, earthquake or other casualty or become subject to any taking or condemnation or

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similar action in which the cost to repair the affected Property or the value of the affected portion of such Property, respectively, exceeds $10,000.
(e)    NHI Approval. This Agreement and the transaction contemplated herein are contingent on receipt of a consent in writing from each of National Health Investors, Inc.’s (“NHI”, all references herein to NHI shall also include its subsidiaries, where applicable) lenders consenting to the transaction described herein and upon NHI’s final approval of all tax and legal issues.
4.2    Seller’s Conditions Precedent. The obligations of Seller under this Agreement are contingent upon any one or more of the following, the failure of any of which shall, upon written notice by Seller to Buyer, render this Agreement null and void:
(a)    No Default. Buyer shall not be in default under any of its obligations hereunder.
(b)    Representations and Warranties / Covenants. Each of the representations and warranties of Buyer shall be true and correct as of Closing. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied by Buyer at or prior to the Closing Date.
(c)    Closing Deliveries. Buyer shall have made (or caused to be made all of its Closing deliveries pursuant to Sections 2.2(b) and 2.2(c) hereof.
4.3    Mutual Conditions Precedent. The obligations of Seller and Buyer under this Agreement are contingent upon the following, the failure of which shall render this Agreement null and void: no proceeding brought by a claimant other than Buyer or Seller shall be pending or threatened before any court or other governmental entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, or (ii) seeking to impose any material limitation on the right of Buyer to own the Membership Interests.
5.    Mutual Release. Excluding (i) any and all suits, claims, causes of action, and demands that are brought under this Agreement or with respect to the obligations of the parties as set forth herein (including the obligations of the parties that survive the Closing Date) and (ii) any and all charges, damages, or costs that are incurred by a party hereto as a result of the other party failing to fulfill its obligations as set forth herein, each of the parties hereto does (for itself, successors, and assigns) hereby, for the consideration stated herein, release, discharge, and extinguish any and all charges, suits, claims, causes of action, demands, or damages (whether known or unknown, anticipated or unanticipated, suspected or unsuspected) against the other party in connection with the Company, the Amended and Restated Operating Agreement, and the operation of the Company’s business, except for the Restated Master Lease, the Option Agreement and for such acts and omissions with respect to which such party is obligated to provide indemnification under Section 3.6; provided, however, that the foregoing shall not be deemed to be a release, discharge, or extinguishment of any charge, suit, claim, cause of action, demand, or damage that results from the fraud or unlawful act of the other party. The provisions of this Section 5 shall survive Closing.

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6.    Brokerage. Each of Seller and Buyer represents that it has not engaged any broker in connection with the transactions contemplated by this Agreement. Each of Seller and Buyer shall indemnify and hold the other party harmless from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party. The provisions of this Section 6 shall survive Closing.
7.    Covenants and Agreements. Seller and Buyer further covenant and agree to fulfill the following covenants and agreements:
(a)    Covenants Regarding Operations. During the period following the execution of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, Seller agrees that it shall not take any action that would cause any of its representations or warranties to become true or incorrect and shall give prompt notice to Buyer of any fact, event or circumstance Known to it that individually or taken together with all other facts, events and circumstances Known to it, has had or is reasonably likely to have, individually or in the aggregate, that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.
(b)    Expenses. One-half of the costs and expenses (including legal fees) incurred in connection with the transaction contemplated by this Agreement shall be paid at Closing by Seller. The remaining one-half portion of the costs and expenses shall be paid at Closing by Buyer and added to the amount of “Landlord’s Investment” as such term is used in the Restated Master Lease.
(c)    Tax Matters.
(1)    Buyer shall cause the Company to prepare and timely file (including any properly obtained extensions of time) all federal and state income and franchise tax returns for the Company with respect to taxable periods ending on or prior to the Closing Date.
(2)    In the event the Company receives any notice from the Internal Revenue Service with respect to taxable years ending on or prior to the Closing Date (including, without limitation, any notice of audit, any notice of action with respect to a revenue agent's report, any notice of a thirty (30) day appeal letter, or any notice of deficiency concerning the Company's federal income tax return), then Buyer shall cause the Company to promptly give a copy of such notice to Seller, and the Company, Buyer, and Seller shall reasonably and timely cooperate with each other in resolving any matters related to such notice. Neither the Company nor Buyer shall enter into any settlement with any taxing authority (federal, state or local) that would have a material adverse effect on Seller without obtaining the prior written consent of Seller (such consent not to be unreasonably withheld).
(3)    Buyer and Seller shall cause the taxable year of the Company to terminate as of the Closing Date for federal and state income tax purposes. Buyer shall be responsible for preparation of the Company’s tax returns for the portion of the calendar year ending as of the Closing Date (“Ending Short Year”) and distribution of Seller’s Form K-1 for Ending Short Year in such a manner to enable Seller to prepare and timely file (including any properly obtained extensions of time) its federal and state income tax returns for the periods in which Seller’s

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Participating Percentage (as such term is defined in the Amended and Restated Operating Agreement) of Company taxable income for the Ending Short Year is properly reported. If the Seller hereafter reports an item on the Seller’s income tax return in a manner materially inconsistent with the tax treatment reflected in the Schedule K-1 or other tax information provided to the Seller by the Buyer, the Seller shall notify the Buyer of such treatment before filing the Seller’s income tax return. If the Seller fails to notify the Buyer of such inconsistent reporting, the Seller shall be liable to the Buyer for any losses, costs or expenses (including reasonable attorneys’ fees) arising from such inconsistent reporting, including an audit.
(d)    The provisions of this Section 7 shall survive the Closing.
8.    Operating Agreement Matters and Post-Closing Adjustments.
(a)    Within forty-five (45) days after the Closing, Buyer shall compute Net Cash Flow for the Ending Short Year and distributions previously made of such Net Cash Flow and pursuant to Sections 4.1(a) and 4.1(d)(iv) of the Amended and Restated Operating Agreement, Buyer shall distribute Net Cash Flow to Buyer and Seller for the Ending Short Year in the following priority: (1) first, to Buyer in a sum equal to Buyer’s Preferred Distribution Amount in the current Fiscal Year of Ten Million Six Hundred Fourteen Thousand Nine Hundred Nine and 47/100 Dollars ($10,614,909.47), prorated to account for the Ending Short Fiscal Year; (2) second, to Seller in a sum equal to Seller’s Preferred Distribution Amount in the current Fiscal Year of One Million Seven Hundred Twenty-Eight Thousand Five Hundred Twenty-Eight and 96/100 Dollars ($1,728,528.96), prorated to account for the Ending Short Fiscal Year; and (3) any remaining Net Cash Flow shall be distributed to Buyer and Seller in proportion to their Participating Percentages.
(b)    Buyer shall prorate appropriate prepaid and accrued expenses for the portion of the calendar year between the Ending Short Year and December 31 and adjust the distributions described in subsection (a) accordingly.
(c)    The provisions of this Section 8 shall survive the Closing.
(d)    Capitalized terms used but not otherwise defined in this Section 8 shall have the meaning ascribed to such terms in the Amended and Restated Operating Agreement.
9.    Defaults and Remedies. After Closing, each of Seller and Buyer shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity with respect to a default (or breach of a representation or warranty) by another party under this Agreement, except (i) as expressly limited in this Agreement, and (ii) that none of the parties hereto shall be entitled to recover from the other consequential, special, exemplary or punitive damages.
10.    Miscellaneous.
10.1    Entire Agreement; Amendments. This Agreement, including the recitals, exhibits and schedules, constitutes the entire agreement between Seller and Buyer with respect to the matters discussed herein. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all

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prior agreements and understandings between the parties with respect to its subject matter. This Agreement shall not be modified or amended except in a written document signed by Seller and Buyer.
10.2    Time. Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.
10.3    Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be (as elected by the party giving such notice): (i) personally delivered, (ii) sent by a nationally recognized overnight courier service, fees prepaid, or (iii) sent by telecopier or electronic mail, in each instance addressed as provided below. Either party may change its address for purposes hereof by notice given to the other party. Notices hereunder shall be directed:
(a)    If to Seller:
c/o Bickford Senior Living
13795 S. Mur-Len Road, Suite 301
Olathe, Kansas 66062
Attn: Michael D. Eby
Fax: (913) 782-3200
Email: Mike.Eby@enrichinghappiness.com
With a copy (which shall not constitute notice) to:
Husch Blackwell LLP
1700 Lincoln, Suite 4700
Denver, Colorado 80203
Attn: Winn W. Halverhout
Fax: (303) 749-7272
Email: winn.halverhout@huschblackwell.com

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(b)    If to Buyer:
NHI PropCo, LLC
c/o National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, Tennessee 37129
Attn: Kristi Gaines
Fax: (615) 225-3030
Email: KGaines@nhireit.com
With a copy (which shall not constitute notice) to:
Stites & Harbison PLLC
401 Commerce Street, Suite 800
Nashville, TN 37219
Attention: John M. Brittingham
Fax: (615) 742-0723
Email: jbrittingham@stites.com
A notice sent in compliance with the provisions of this Section 10.3 shall be deemed given on the date of receipt or refusal to accept delivery, provided, however, that a notice delivered by facsimile or electronic mail shall only be effective (retroactive to the time of receipt) if such notice is also delivered within two (2) business days by hand or deposited in the United States mail, postage prepaid, registered or certified mail.
10.4    Counterparts. This Agreement may be executed in any number of identical counterparts (including electronic signature and signatures transmitted by facsimile), any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.
10.5    Waiver. The failure by either party to enforce against the other any term of this Agreement shall not be deemed a waiver of such party’s right to enforce against the other party the same or any other term in the future. Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof.
10.6    Severability. If any one or more of the provisions hereof shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect

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any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision were not herein contained.
10.7    Waiver of Jury Trial. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER REGARDING ANY MATTERS ARISING OUT OF THIS AGREEMENT.
10.8    Further Assurances. Each party agrees to perform, execute and deliver, on and after the Closing, such further actions and documents as may be reasonably necessary or requested to more fully effectuate the purposes, terms and intent of this Agreement and the conveyances contemplated herein.
10.9    Attorneys’ Fees. If any party hereto or their respective successors or assigns files suit to enforce the obligations of, or remedy against, any other party to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses of its attorneys and its court costs.
10.10    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The captions preceding the text of each Section are included for convenience of reference only and shall be disregarded in the construction and interpretation of this agreement.
10.11    No Third-Party Beneficiaries. This Agreement shall benefit only the parties hereto, and no other person or entity shall have any rights hereunder.
10.12    Public Notices. Any press release and other public notice to be released by any party hereto disclosing the consummation of the transactions contemplated hereby shall first be submitted to the other parties hereto for review and comment, and each party hereto shall reasonably cooperate in addressing the concerns of the other with respect to the nature and content of such disclosure (except and to the extent any such disclosure may be required by law). Notwithstanding the foregoing, NHI shall be permitted to make any and all disclosures with respect to this Agreement and the transactions contemplated herein that are necessary to comply with federal and state securities laws and the rules of any stock exchange.
10.13    Assignment. Neither party may assign, transfer or otherwise dispose of any of its rights hereunder without the prior written consent of the other party.
10.14    Binding Effect. This Agreement shall be binding on the parties hereto and their successors and assigns.
10.15    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to its conflict of laws rules. The parties irrevocably submit to the exclusive jurisdiction of the federal or state courts situated in Davidson County, Tennessee with respect to any dispute arising out of or relating to this Agreement.

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IN WITNESS WHEREOF, this Membership Interest Purchase Agreement is executed on the day and year first above written.
SELLER:
SYCAMORE STREET, L.L.C.,
a Kansas limited liability company
By:    /s/ Michael Eby
Name:        Michael Eby
Its:        Co-President
BUYER:
NHI PROPCO, LLC,
a Delaware limited liability company
By:    /s/ D. Eric Mendelsohn
Eric Mendelsohn, President

National Health Investors, Inc. signs below to agree to all provisions of this Agreement which relate to NHI.

NATIONAL HEALTH INVESTORS, INC.,
a Maryland corporation
By:    /s/ D. Eric Mendelsohn
Eric Mendelsohn, President and CEO

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EXHIBIT A
Form of Assignment Agreement

ASSIGNMENT AGREEMENT
THIS ASSIGNMENT AGREEMENT (this “Assignment”), dated as of the 30th day of September, 2016 (the “Closing Date”), is executed by and between SYCAMORE STREET, L.L.C., a Kansas limited liability company (“Assignor”), and NHI PROPCO, LLC, a Delaware limited liability company (“Assignee”).
RECITALS
A.    Assignor is the owner of a fifteen percent (15%) ownership interest in NHI-Bickford RE, LLC, a Delaware limited liability company (“Company”).
B.    Assignor and Assignee entered into that certain Membership Interest Purchase Agreement, dated as of September 30, 2016 (the “Purchase Agreement”).
C.    In accordance with the Purchase Agreement and the consideration set forth therein, Assignor has agreed to transfer to Assignee all of Assignor’s right, title and interest in the Membership Interests (as defined in the Purchase Agreement).
NOW THEREFORE, IN CONSIDERATION of the mutual promises contained in the Purchase Agreement and this Assignment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby agrees as follows:
1.    Assignment. Assignor hereby conveys, assigns and transfers to Assignee, all of Assignor’s right, title and interest in the Membership Interests as more particularly described in the Purchase Agreement. Assignee hereby accepts assignment of the Membership Interests in the Company.
2.    Further Assurances. Assignor agrees to execute such further documents as Assignee may deem reasonably necessary or desirable to effectuate the purposes of this Assignment.
3.    Miscellaneous.
3.1    This Assignment, together with the Purchase Agreement, contains the entire agreement between the parties with respect to the subject matter hereof.
3.2    This Assignment shall be governed by the laws of the State of Delaware, without regard to its conflict of law provisions.
3.3    This Assignment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.
3.4    This Assignment may be executed in two or more counterparts (including electronic signature and signatures transmitted by facsimile), each of which shall be deemed an original, but and all of which shall constitute one and the same instrument.
[Signatures on following page]

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This Assignment Agreement is effective as of September 30, 2016.
ASSIGNOR:
SYCAMORE STREET, L.L.C.,
a Kansas limited liability company
By:
Name:
Its:
ASSIGNEE:
NHI PROPCO, LLC,
a Delaware limited liability company
By:
Eric Mendelsohn, President

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EXHIBIT B
Restated Master Lease
See attached.

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EXHIBIT C
Right of First Option
See attached.

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EXHIBIT D
Closing Statement
To be mutually agreed upon at Closing.

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Schedule 1
Company Owned Properties (32 Properties; 1606 Total Units)
PROPERTY                    UNITS
Bickford of Cedar Falls            42
Bickford of Clinton                37
Bickford of Grand Island            37
Bickford of Iowa City                37
Bickford of Ames                37
Bickford of Burlington            44
Bickford of Lincoln                44
Bickford of Marshalltown            38
Bickford of Moline                28
Bickford of Muscatine            45
Bickford of Quincy                46
Bickford of Urbandale            61
Bickford of Ft Dodge                38
Bickford of Omaha II - Hickory        37
Bickford of Battle Creek            46
Bickford of Lafayette                28
Bickford of Midland                46
Bickford of Okemos                46
Bickford of Peoria II (Cottage)        32
Bickford of Saginaw                46
Bickford of Middletown            101
Bickford of Lancaster                92
Bickford of Wabash                28
Bickford at Mission Springs            92
Bickford of Overland Park            79
Bickford of Crown Point            58
Bickford of Greenwood            58
Bickford of Carmel                58
Bickford of Bourbonnais            65
Bickford of Crawfordsville            28
Bickford of Rockford                65
Bickford of Springfield            67

Schedule 2
Company Owned Properties Under Construction (5 Properties)
PROPERTY                    UNITS
Bickford of Tinley Park            60
Bickford of Chesterfield            60
Bickford of Spotsylvania            60
Bickford of Aurora                60
Bickford of Suffolk                60

Schedule 3.1(d)

Seller Litigation
None.

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Schedule 3.2(b)

Buyer Litigation
None.

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